Exhibit 99.1

The Princeton Review Reports Second Quarter 2011 Financial Results

FRAMINGHAM, Mass., August 5, 2011 – The Princeton Review, Inc. (NASDAQ: REVU), a leading provider of test preparation, educational support services and online career education services, reported financial results for the second quarter ended June 30, 2011.

Q2 2011 Financial Results

Total revenue in the second quarter of 2011 decreased 12% to $49.6 million, compared to $56.2 million in the same year-ago quarter. The decrease was primarily attributable to the company’s exit from the SES (Supplementary Educational Services) business effective at the end of the 2009–2010 school year. Excluding the impact of the former SES business, total revenue decreased 4% to $49.6 million, compared to $51.5 million in the same year-ago quarter.

Loss from continuing operations was $6.2 million in the second quarter of 2011, improving from a loss of $12.9 million in the same year-ago quarter. The reduced loss included the reduction of cost of goods sold by $4.1 million due in large part to the exit of the SES business. The company also reduced depreciation and amortization expenses by $3.6 million due primarily to accelerated charges in the same year-ago quarter that were not repeated in the current quarter.

Adjusted EBITDA in the second quarter of 2011 was $6.1 million, compared to $7.4 million in the same year-ago quarter (see “Reconciliation of Non-GAAP Financial Measures” below for an important discussion of this non-GAAP term).

At the end of the second quarter of 2011, cash and cash equivalents totaled $3.8 million, compared to $2.0 million at March 31, 2011 and $14.8 million at December 31, 2010. The increase in cash over the previous quarter was primarily due to cash generated from operations. As of June 30, 2011, the undrawn balance on our revolving credit facility was $12.1 million and the company had total cash and accessible borrowing availability of $9.3 million, compared to $8.5 million in the previous quarter.

Financial Results by Segment

Segment Revenues ($ in thousands)	Q2 11	Q2 10	Δ%
Higher Education Readiness	$26,905	$26,591	1%
Penn Foster	22,692	24,948	-9%
Career Education Partnerships	45	—	n/a
SES	—	4,649	-100%

Total	$49,642	$56,188	-12%

Higher Education Readiness

Higher Education Readiness (formerly “Test Prep”) revenue for the second quarter of 2011 increased 1% to $26.9 million, compared to $26.6 million reported in the same year-ago quarter. The increase was primarily due to higher retail enrollments, especially for the company’s MCAT prep offering.

Penn Foster

Penn Foster revenue in the second quarter of 2011 decreased 9% to $22.7 million, compared to $24.9 million in the same year-ago quarter. The company achieved higher revenue per enrollment during the quarter, which was offset by a 17% decrease in the number of new enrollments. The decrease in enrollments was primarily driven by higher costs in third-party lead generation during the quarter, as well as the company’s strategy to target more committed students. The engagement of more committed students is expected to translate into better retention and ultimately higher profitability. The company is actively pursuing initiatives to improve lead generation, including more productive acquisition channels.

Career Education Partnerships

Career Education Partnerships revenue in the second quarter of 2011 was $45,000, which represents fees earned in conjunction with student enrollments into pilot programs of the National Labor College School of Professional Studies. During the quarter, the company divested its Community College Partnerships business and recorded a $1.4 million gain in discontinued operations on the sale of these assets and related liabilities.

Management Commentary

“Our Higher Ed Readiness segment realized year-over-year revenue growth for the first time in three quarters as we’ve begun to focus more on our core business and execute our go-to-market strategy as a differentiated player at a premium price point,” said John Connolly, interim president and CEO of The Princeton Review. “These efforts also contributed to ending the quarter with positive cash flow.”

“The divestiture of the Community College Partnerships business during the quarter was an important step in advancing our core business,” continued Connolly, “since it eliminated a business line that was not core to our overall strategic plan. We also recently signed a new agreement with Random House for the publishing of all print and electronic books branded by The Princeton Review. The deal expands our brand beyond print media into the fast-growing digital world and guarantees $33 million in royalties through 2018.”

“As we move forward in 2011, we will continue to eliminate distractions and apply our efforts toward driving value and growth in Higher Ed Readiness and Penn Foster. For Penn Foster, this will include introducing new courses and pursuing new customer acquisition channels to drive growth, with continued emphasis on engaging students that are more committed to their future and pursuing the opportunities our programs provide. As we execute our growth strategy, we will remain focused on free cash flow generation and overall value creation for The Princeton Review,” concluded Connolly.

Conference Call

The Princeton Review will host a conference call at 11:00 a.m. Eastern time today to discuss its second quarter 2011 results. The company’s senior management will host the presentation, followed by a question and answer period.

To participate on the call, investors should dial the appropriate number 5-10 minutes prior to the start time.

Date: Friday, August 5, 2011

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Dial-In Number: 1-914-495-8597

Conference ID#: 86178980

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and instruct you to wait until the call begins. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

Investors may also listen to the conference call live online via a link available on The Princeton Review’s investor relations home page at http://ir.princetonreview.com/events.cfm.

An archived webcast will be available shortly after the completion of the call and accessible until September 5, 2011:

Toll-free replay number: 1-855-859-2056

Passcode: 86178980

Reconciliation of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles (“GAAP”), the company uses adjusted EBITDA, a non-GAAP financial measure, in analyzing and assessing the overall performance of the business. The company defines adjusted EBITDA as loss from continuing operations before income taxes, interest income and expense, depreciation and amortization, stock based compensation, restructuring expense, acquisition and integration expenses and certain other non-cash income and expense items. The other non-cash items include the purchase accounting impact to revenue of acquired deferred revenue, which would have been recognized if not for the purchase accounting treatment, a charge to cost of goods and services sold for the write-off of inventory in conjunction with the decision to exit the SES business, the loss from extinguishment and refinancing of debt, and gains and losses from changes in fair values of embedded derivatives.

The company believes that adjusted EBITDA can facilitate operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in tax positions, capital structures (affecting interest expense), the lives, methods and purchase accounting impact on fixed and intangible assets (affecting depreciation and amortization expense) and one-time charges not expected to reoccur in the future. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of the company’s profitability or liquidity. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of the company’s results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital;

•	Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on debt;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may need to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies may calculate adjusted EBITDA differently than the company, thus limiting its usefulness as a comparative measure.

Unaudited Reconciliation of Adjusted EBITDA (in thousands):

	Three Months Ended June 30
	2011	2010

Loss from continuing operations	$(6,201)	$(12,930)
Provision for income taxes	441	1,550
Interest expense	5,143	5,136
Interest income	—	(14)
Depreciation and amortization	4,894	8,519
Restructuring	—	890
Acquisition and integration expenses	1,017	1,350
Stock based compensation	799	1,238
Acquisition related adjustment-Revenue	—	269
Writeoff of SES inventory-Cost of goods and services sold	—	942
Loss from extinguishment and refinancing of debt	—	954
Loss (gain) from change in fair value of embedded derivatives	37	(402)
Other non-cash income	(34)	(55)

Adjusted EBITDA	$6,096	$7,447

About The Princeton Review

The Princeton Review (Nasdaq: REVU) has been a pioneer and leader in helping students achieve their higher education goals for 30 years through college and graduate school test preparation and private tutoring. With more than 165 print and digital publications and a free website, www.PrincetonReview.com, the company provides students and their parents with the resources to research, apply to, prepare for, and learn how to pay for higher education. The Princeton Review partners with schools and guidance counselors throughout the U.S. to assist in college readiness, test preparation and career planning services, helping more students pursue postsecondary education.

The company also owns and operates Penn Foster Education Group, a global leader in online education, providing career-focused degree and vocational programs in the fields of allied health, business, technology, education, and select trades through the Penn Foster High School and Penn Foster Career School (www.pennfoster.edu). Penn Foster creates the platform to leverage the company’s Career Education Partnerships division with the National Labor College (NLC). This venture was formed to bring high-quality bachelor degree completion and certificate programs to the AFL-CIO’s 13 million members and the working adults in their families. For more information, visit www.PrincetonReview.com.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe,” “intend,” “expect,” “may,” “could,” “would,” “will,” “should,” “plan,” “project,” “contemplate,” “anticipate,” or similar statements. Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; and the other factors described under the caption “Risk Factors” in The Princeton Review’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.

Company Contacts:

Chris Kasper

Chief Financial Officer

The Princeton Review, Inc.

Tel: 508-663-5050

Scott Liolios or Cody Slach

Investor Relations

Liolios Group, Inc.

Tel: 949-574-3860

REVU-e

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except per share data)

	June 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$3,840	$14,831
Restricted cash	471	456
Accounts receivable, net of allowance of $715 and $997, respectively	9,627	9,744
Other receivables, including $71 from related parties as of December 31, 2010	1,067	1,625
Inventory	7,441	7,488
Prepaid expenses and other current assets	3,103	3,633
Deferred tax assets	7,038	7,006

Total current assets	32,587	44,783

Property, equipment and software development, net	38,261	37,551
Goodwill	185,237	185,237
Other intangibles, net	99,942	106,174
Other assets	6,287	6,440

Total assets	$362,314	$380,185

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,380	$6,914
Accrued expenses	14,940	14,874
Deferred acquisition payments	5,000	5,750
Current maturities of long-term debt	7,749	6,258
Deferred revenue	31,501	29,783

Total current liabilities	67,570	63,579

Deferred rent	1,950	1,913
Long-term debt	124,499	124,516
Long-term portion of deferred acquisition payments	5,000	10,000
Other liabilities	5,477	6,202
Deferred tax liability	26,116	25,561

Total liabilities	230,612	231,771
Series D Preferred Stock, $0.01 par value; 300,000 shares authorized; 111,503 shares issued and outstanding	120,382	115,614

Commitments and contingencies

Stockholders’ equity
Common stock, $0.01 par value; 100,000,000 shares authorized; 54,698,820 and 53,563,915 shares issued and 54,617,609 and 53,499,759 shares outstanding, respectively	547	536
Treasury stock (81,211 and 64,156 shares, respectively; at cost)	(178)	(168)
Additional paid-in capital	210,634	213,813
Accumulated deficit	(199,809)	(181,365)
Accumulated other comprehensive income (loss)	126	(16)

Total stockholders’ equity	11,320	32,800

Total liabilities and stockholders’ equity	$362,314	$380,185

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue
Higher Education Readiness	$26,905	$26,591	$50,613	$53,348
Penn Foster	22,692	24,948	48,703	51,387
Career Education Partnerships	45	—	60	—
SES	—	4,649	—	14,638

Total revenue	49,642	56,188	99,376	119,373

Operating expenses
Costs of goods and services sold (exclusive of items below)	17,838	21,907	35,057	44,421
Selling, general and administrative	26,507	29,283	59,440	65,420
Depreciation and amortization	4,894	8,519	9,887	19,080
Restructuring	—	890	63	1,921
Acquisition and integration expenses	1,017	1,350	1,891	2,373

Total operating expenses	50,256	61,949	106,338	133,215

Operating loss from continuing operations	(614)	(5,761)	(6,962)	(13,842)
Interest expense	(5,143)	(5,136)	(10,225)	(11,738)
Interest income	—	14	—	14
Other expense, net	(3)	(497)	(100)	(217)

Loss from continuing operations before income taxes	(5,760)	(11,380)	(17,287)	(25,783)
Provision for income taxes	(441)	(1,550)	(1,178)	(2,736)

Loss from continuing operations	(6,201)	(12,930)	(18,465)	(28,519)

Discontinued operations
Loss from discontinued operations	(312)	(345)	(1,411)	(1,370)
Gain from disposal of discontinued operation	1,432	—	1,432	—

Income (loss) from discontinued operations	1,120	(345)	21	(1,370)

Net loss	(5,081)	(13,275)	(18,444)	(29,889)
Earnings to common shareholders from conversion of Series E to Series D preferred stock	—	1,128	—	1,128
Dividends and accretion on preferred stock	(2,422)	(2,452)	(4,768)	(5,255)

Loss attributed to common stockholders	$(7,503)	$(14,599)	$(23,212)	$(34,016)

Loss per share
Basic and diluted:
Loss from continuing operations	$(0.16)	$(0.30)	$(0.43)	$(0.80)
Income (loss) from discontinued operations	0.02	(0.01)	—	(0.03)

Loss attributed to common stockholders	$(0.14)	$(0.31)	$(0.43)	$(0.83)

Weighted average shares used in computing loss per share
Basic and diluted:	54,415	47,822	54,029	40,836